UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. ____)

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(a)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Pursuant to §240.14a-12

Parametric Sound Corporation

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Filed by: Parametric Sound Corporation

Pursuant to Rule 14a-12 under the

Securities Exchange Act of 1934

Subject Company: Parametric Sound Corporation

Commission File No.: 000-54020

The following press release was issued by Parametric Sound Corporation (Parametric) on November 4, 2013, related to the Agreement and Plan of Merger dated August 5, 2013, among Parametric, VTB Holdings, Inc. (Turtle Beach) and Paris Acquisition Corp.

Parametric Sound Corporation Files Preliminary Proxy Materials for

Proposed Merger with Turtle Beach

Joint Presentation Conference Call to be Held at 6:00 p.m. Eastern, November 4, 2013

SAN DIEGO, Calif. – November 4, 2013 – Parametric Sound Corporation (NASDAQ: PAMT), a leading innovator of audio products and solutions, and Turtle Beach, the market leader in video game audio, today announced that preliminary proxy materials have been filed with the Securities and Exchange Commission ("SEC") in connection with its proposed merger of the two companies. Parametric Sound’s stockholders are encouraged to read the proxy materials in their entirety, as they provide important information regarding the transaction.

The Company also announced that a joint presentation describing the pending merger will be held at 6:00 p.m. Eastern Time, Monday, November 4, 2013. To listen to the call please dial in to: (877) 303-9855, conference ID: 94621351. Additionally, a link to the webcast is available on the Investor Relations’ section of the Company’s website at www.parametricsound.com, or at the following link:

http://www.media-server.com/m/p/36y986dd

Webcast Replay Information: A replay webcast will be available for 60 days via the Investor Relations section of Parametric Sound’s website, by dialing the replay numbers below, or at the following link:

WEBCAST REPLAY LINK: http://www.media-server.com/m/p/36y986dd

TOLL FREE TELEPHONE REPLAY: (800) 585-8367

Conference ID: 94621351

About Parametric Sound Corporation

Parametric Sound Corporation is a pioneering innovator of directed audio solutions. With a substantial body of intellectual property, Parametric Sound is the foremost authority in the application of acoustic technology to beam sound to target a specific listening area without the ambient noise of traditional speakers. Distinct from surround sound, HyperSound™ immerses listeners in a robust 3D audio experience from just two speakers. The Company's disruptive technology is being marketed to three global market sectors: Consumer Markets -- for PCs, gaming, TVs, home theater and handhelds, Commercial Markets -- for digital signage, kiosks and retail stores, and Health Care -- for an out-of-ear solution being developed for the hearing impaired. For more information, visit www.parametricsound.com.

About Turtle Beach

Turtle Beach designs and markets premium audio peripherals for video game, personal computer, and mobile platforms, including its acclaimed line of Ear Force gaming headphones and headsets crafted for Xbox 360 and PS3 game consoles and PC games. Turtle Beach’s limited edition, Ear Force Tango wireless headset was recognized as an honoree by the 2013 International CES Innovations Awards. According to the NPD Group, Turtle Beach manufactures the top five best-selling third-party gaming headsets of all time when ranked in dollar sales. The Ear Force X12 wired headset is the No. 1 best-selling third-party gaming headset of all time. Turtle Beach, headquartered in Valhalla, New York, is majority owned by the Stripes Group, an entrepreneurial growth equity fund based in New York City, and is a brand of Voyetra Turtle Beach, Inc., which has been at the forefront of music and audio technology for more than three decades and is recognized as a pioneer of today’s PC audio industry. Turtle Beach and Ear Force are registered trademarks of Voyetra Turtle Beach, Inc. All other trademarks are property of their respective holders and are hereby acknowledged. For more information, visit www.turtlebeach.com.

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Important Additional Information for Investors and Stockholders

This material is not a substitute for the definitive proxy statement that Parametric will file with the SEC related to the proposed merger. Parametric filed a preliminary proxy statement with the SEC on November 4, 2013 related to the proposed merger. Investors and security holders are urged to read the definitive proxy statement (including any amendments or supplements) and other documents filed with the SEC carefully in their entirety because they contain important information about Parametric, Turtle Beach and the proposed transaction. The definitive proxy statement will be mailed to the stockholders of Parametric. Investors and security holders may obtain free copies of the definitive proxy statement and other relevant documents filed with the SEC by Parametric at the SEC´s web site at www.sec.gov. Free copies of the definitive proxy statement and other documents filed with the SEC also can be obtained by directing a request to Parametric, Attention: Investor Relations, telephone: (888) 477-2150. In addition, investors and security holders may access copies of the documents filed with the SEC by Parametric on Parametric’s website at www.parametricsound.com. Parametric and its directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction described in this release. Information regarding Parametric’s directors and executive officers is available in the preliminary proxy statement related to the proposed merger, which was filed with the SEC on November 4, 2013. If and to the extent that any of the Parametric participants will receive any additional benefits in connection with the proposed transaction that are unknown as of the date of this release, the details of those benefits will be described in the definitive proxy statement relating to the proposed transaction. Investors and stockholders can obtain more detailed information regarding the direct and indirect interests of Parametric’s directors and executive officers in the proposed transaction by reading the definitive proxy statement when it becomes available.

PARAMETRIC SOUND CONTACT:

Tracy Neumann

888-HSS-2150, Ext 509

tneumann@parametricsound.com

PARAMETIC SOUND INVESTOR RELATIONS CONTACT:

Dave Mossberg

Three Part Advisors, LLC

817-310-0051

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